Exhibit (a)(1)(O)

Is Qualcomm waiting until the end of 2017 to finalize the acquisition in order to allow for the completion of the NXP/Freescale integration?

•	No, the end of 2017 is when we believe the various regulatory approvals and other conditions required to close the acquisition will be completed.

What is Qualcomm’s presence outside the US? Are there major operations in Europe or Asia?

•	Qualcomm has operations and employees in over 30 countries around the world. While the company headquarters are in San Diego, the majority of employees are located outside of San Diego. In addition to San Diego, there are large U.S. employee populations in the Bay Area (San Jose and Santa Clara, California); Austin, Texas; and Raleigh, North Carolina. Outside of the U.S., Qualcomm has operations in India, APAC, Europe, Israel, South America, Canada and EMEA. A full list of current Qualcomm locations is available: https://www.qualcomm.com/company/facilities/offices

With G&A functions already under strain due to the ongoing merger integration with Freescale and business carve outs, how will you ensure we can take on another large integration process like this acquisition?

•	As we begin preparing for the acquisition integration, we will take efforts to ensure that the current merger integration and other business activities are taken into consideration and work is prioritized appropriately to limit the strain on the organization. We recognize that we need to be mindful of how this is managed, while also leveraging much of what we have recently learned.

Is Qualcomm interested in getting into the semiconductor manufacturing business for the long term? If yes, has there been any concrete discussions on how it will achieve/manage in-house loadings vs external loadings and if it plans to consolidate the number of manufacturing facilities (front end / back end)?

•	Qualcomm has one of the largest and most geographically diversified supply chains in the industry, driving investment in leading nodes while having cost leadership. While Qualcomm has traditionally had a fabless model, Qualcomm will be assuming fab operations under Qualcomm’s pending joint venture with TDK. Qualcomm also recognizes that NXP’s factories have been an important factor in NXP’s success and plans to continue to operate with that model going forward. No further details have been determined yet.

What materials can I share with my customers?

•	Please only share materials that are targeted for customers and found on the Acquisition Hub.

Will Qualcomm continue with NXP FTF?

•	FTF has proven to be a great vehicle to engage in depth with many of our customers around the globe. We are still early on in the integration planning process. Following the close of the acquisition, a thorough review of business and marketing activities will occur and the best practices from both companies will continue forward.

How are my benefits changing as a result of the Qualcomm Transaction?

•	NXP will continue to align and harmonize local country benefit programs as needed and related to normal operations of NXP.

•	Qualcomm has agreed that for 12 months following closing it will continue to provide each continuing NXP employee with compensation (including base salary and annual bonus opportunity) that is substantially comparable in the aggregate to what such NXP employee received immediately prior to closing of the transaction. Qualcomm has also agreed that for 12 months following closing it will continue to provide continuing NXP employees with benefits that are substantially comparable in the aggregate to either those benefits generally available to NXP employees as of October 26, 2016, or to benefits provided by Qualcomm to similarly situated Qualcomm employees.

•	Additional information regarding post-closing benefits will be provided as we get closer to closing.

What will happen with my Restricted Share Units (RSUs), Performance Share Units (PSUs) or Stock Options as a result of the Qualcomm Transaction?

•	Grants of long-term incentives (including RSUs, PSUs and Stock Options) will continue to vest per the vesting schedule associated with each award and found in the respective LTIP terms and grant letters through the closing. Unvested RSUs, PSUs and Stock Options will remain outstanding on their current terms and conditions through the closing.

•	Any RSUs, PSUs and Stock Options that are unvested as of the closing will convert to awards relating to Qualcomm stock at the closing based on an exchange rate specified in the definitive agreement for the transaction and will remain subject to the same terms and conditions (including the same vesting schedule) as apply to such award as of immediately prior to the closing. Any performance metrics related to PSUs that are unvested as of the closing will cease to apply as of the closing and the PSUs will be subject solely to service-based vesting following the closing.

•	Any Stock Options that are vested as of the closing will be cancelled in exchange for a cash payment at the closing. The payment for vested Stock Options will be an amount equal to the excess (if any) of $110 over the applicable per share exercise price of such Stock Option, multiplied by the number of NXP shares subject to such Stock Option. Vested RSUs or PSUs, being any shares that were earned through the RSU or PSU programs, will be cashed out for a payment equal to $110 multiplied by the number of NXP shares subject to such vested RSU or vested PSU, as applicable. All cash out payments will be without interest and subject to applicable withholding taxes and other deductions. Additional information will be communicated closer to closing.

I received a notification from E*TRADE informing me of a Tender Offer for NXP Semiconductors N.V. that has been made by Qualcomm Incorporated. Are there actions I need to take, prior to February 2, 2017, to respond to the tender offer?

•	The notification you received from E*TRADE is a notification that all brokers are required to provide to shareholders when a tender offer is made. As you currently own NXP shares, you received this formal notice on the tender offer Qualcomm formally launched on Friday, November 18, 2016.

As a shareholder, you should contact E*TRADE with any questions you have regarding responding to the tender offer.

Please note that in the coming months, communication from NXP will continue to be provided to NXP employees on the consequences of the tender offer on any outstanding Long-Term Incentives (LTI), of what actions need to be taken and by when those actions need to be taken.

Does the Qualcomm acquisition of NXP trigger a Change of Control as referred to in the Long Term Incentive Plan (LTIP) terms?

•	Yes, the closing of the Qualcomm acquisition qualifies as a Change of Control as defined in the LTIP terms.

Will the vesting of my unvested RSUs/PSUs and Stock Options accelerate on the closing of the Qualcomm transaction?

•	Acceleration provisions are defined by your original LTIP terms (grant notice/grant agreement/plan documents). Whether your unvested RSUs/PSUs and Stock Options vest on the closing depends on the provisions in the applicable LTIP terms.

•	In general, RSUs/PSUs and Stock Options that NXP granted to employees prior to October 2015 which remain unvested as of the closing of the Qualcomm transaction will become vested on the closing date.

•	In general, unvested RSUs/PSUs and Stock Options granted by NXP on, or after, October 2015 (including NXP awards granted to convert outstanding Freescale awards at the closing of the Freescale/NXP transaction into NXP awards) will be converted to awards to receive Qualcomm shares at the closing based on an exchange rate specified in the definitive agreement for the transaction and will continue to vest according to their existing vesting schedule. Any performance metrics relating to PSUs that are unvested as of the closing will cease to apply as of the closing and the PSUs will be subject solely to service-based vesting following the closing.

•	In certain circumstances, if your employment terminates within one year after the closing, the vesting of your unvested RSUs, PSUs and Stock Options may be accelerated (see question below).

What happens to unvested equity awards if my employment status changes after the closing of the Qualcomm transaction?

•	If your employment is terminated by Qualcomm other than for Cause within twelve months after the closing, the equity awards that were converted to awards to receive Qualcomm shares at the closing that remain unvested will be subject to accelerated vesting at the time your employment terminates.

•	If you terminate your employment voluntarily or are terminated for Cause, you will forfeit any unvested equity awards, except in certain specific circumstances.

What happens if I leave the company before the Closing Date?

•	You will be treated as a leaver under the applicable LTIP terms and conditions, and the Qualcomm transaction has no effect on that.

Will there be a new LTIP in the new company, and if so, when will it become active?

•	Yes, there will be an LTIP, and the set-up and further terms will be determined as part of the integration planning.

How are the RSUs or Stock Options going to be handled for those leaving due to the Nexperia divestment?

•	Those leaving due to the Nexperia divestment may only hold shares and options that are vested upon the closing date of such divestment. If these vested shares or options are held until the Qualcomm acquisition, they will be cashed out at closing. For employees moving to Nexperia, unvested awards will be forfeited upon closing of the Nexperia divestment; the replacement of unvested awards will be communicated by Nexperia.

Are there any restrictions on NXP employees related to buying NXP and/or Qualcomm shares during the period between now and the closing?

•	You can buy and sell NXP shares between now and closing unless you have been notified of a trading restriction from our legal department. Additionally, a person who possesses inside information that may influence the NXP or Qualcomm share price should not engage in any transaction involving these securities.

I have Former Freescale Restricted Cash Award(s). What happens to those awards when NXP is acquired by Qualcomm?

•	The awards will remain subject to the same terms and conditions as were applicable under the Freescale Plan and applicable award agreement. These, however, are no longer visible in the equity broker system. They will be paid out via payroll as they always have.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS COMMUNICATION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE TENDER OFFER AND RELATED TRANSACTIONS, INCLUDING THE TIMING OF THE COMPLETION OF THE TRANSACTION AND THE EXPECTED BENEFITS OF THE PROPOSED TRANSACTION. THESE FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE ONLY TO HISTORICAL OR CURRENT FACTS. FORWARD-LOOKING STATEMENTS OFTEN USE WORDS SUCH AS “ANTICIPATE”, “TARGET”, “EXPECT”, “ESTIMATE”, “INTEND”, “PLAN”, “GOAL”, “BELIEVE”, “HOPE”, “AIM”, “CONTINUE”, “WILL”, “MAY”, “WOULD”, “COULD” OR “SHOULD” OR OTHER WORDS OF SIMILAR MEANING OR THE NEGATIVE THEREOF. THERE ARE SEVERAL FACTORS WHICH COULD CAUSE ACTUAL PLANS AND RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECT OF THE ANNOUNCEMENT OF THE TENDER OFFER AND RELATED TRANSACTIONS ON THE COMPANY’S BUSINESS RELATIONSHIPS (INCLUDING, WITHOUT LIMITATION, PARTNERS AND CUSTOMERS), OPERATING RESULTS AND BUSINESS GENERALLY; THE OCCURRENCE OF ANY EVENT, CHANGE OR OTHER CIRCUMSTANCES THAT COULD GIVE RISE TO THE TERMINATION OF THE PURCHASE AGREEMENT, AND THE RISK THAT THE PURCHASE AGREEMENT MAY BE TERMINATED IN CIRCUMSTANCES THAT REQUIRE THE COMPANY TO PAY TERMINATION COMPENSATION; THE OUTCOME OF ANY LEGAL PROCEEDINGS THAT MAY BE INSTITUTED AGAINST THE COMPANY RELATED TO THE PURCHASE AGREEMENT; UNCERTAINTIES AS TO THE NUMBER OF SHAREHOLDERS OF THE COMPANY WHO MAY TENDER THEIR SHARES IN THE TENDER OFFER; THE FAILURE TO SATISFY OTHER CONDITIONS TO COMPLETION OF THE TRANSACTION, INCLUDING THE RECEIPT OF ALL REGULATORY APPROVALS RELATED TO THE TRANSACTION (AND ANY CONDITIONS, LIMITATIONS OR RESTRICTIONS PLACED ON THESE APPROVALS); RISKS THAT THE TENDER OFFER AND RELATED TRANSACTIONS DISRUPT CURRENT PLANS AND OPERATIONS AND THE POTENTIAL DIFFICULTIES IN EMPLOYEE RETENTION AS A RESULT OF THE PROPOSED TRANSACTIONS; THE EFFECTS OF LOCAL AND NATIONAL ECONOMIC, CREDIT AND CAPITAL MARKET CONDITIONS ON THE ECONOMY IN GENERAL, AND OTHER RISKS AND UNCERTAINTIES; AND THOSE RISKS AND UNCERTAINTIES DISCUSSED FROM TIME TO TIME IN OUR OTHER REPORTS AND OTHER PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).

THESE FORWARD-LOOKING STATEMENTS ARE BASED ON NUMEROUS ASSUMPTIONS AND ASSESSMENTS MADE BY THE COMPANY IN LIGHT OF ITS EXPERIENCE AND PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS, BUSINESS STRATEGIES, OPERATING ENVIRONMENT, FUTURE DEVELOPMENTS AND OTHER FACTORS IT BELIEVES APPROPRIATE. BY THEIR NATURE, FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES BECAUSE THEY RELATE TO EVENTS AND DEPEND ON CIRCUMSTANCES THAT WILL OCCUR IN THE FUTURE. THE FACTORS DESCRIBED IN THE CONTEXT OF SUCH FORWARD-LOOKING STATEMENTS IN THIS COMMUNICATION COULD CAUSE THE COMPANY’S PLANS, ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS, INDUSTRY RESULTS AND DEVELOPMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH IT IS BELIEVED THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT AND PERSONS READING THIS COMMUNICATION ARE THEREFORE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS AT THE DATE OF THIS COMMUNICATION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION CONTAINED IN THIS COMMUNICATION (WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE), EXCEPT AS REQUIRED BY APPLICABLE LAW.

ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS THAT MAY IMPACT OUR EXPECTATIONS AND PROJECTIONS CAN BE FOUND IN THE COMPANY’S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 AND IN ITS REPORTS ON FORM 6-K. OUR SEC FILINGS ARE AVAILABLE PUBLICLY ON THE SEC’S WEBSITE AT WWW.SEC.GOV, ON OUR WEBSITE AT WWW.NXP.COM/INVESTOR.

IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY COMMON SHARES OF THE COMPANY WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT QUALCOMM INCORPORATED AND QUALCOMM RIVER HOLDINGS B.V. FILED WITH THE SEC AS PART OF THEIR SCHEDULE TO. THE COMPANY HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH THE SEC AND INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CAREFULLY SINCE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY QUALCOMM INCORPORATED, QUALCOMM RIVER HOLDINGS B.V. AND THE COMPANY WITH THE SEC THROUGH ITS WEBSITE AT HTTP://WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT HTTP://WWW.NXP.COM/INVESTOR.